Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IKENA ONCOLOGY, INC.

Ikena Oncology, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of this corporation is Ikena Oncology, Inc., and the date on which the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware was March 2, 2016, under the original name Kyn Therapeutics Inc. A Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 30, 2021 (as amended and restated, the “Restated Certificate of Incorporation”). Pursuant to Sections 141 and 242 of the DGCL this Certificate of Amendment (this “Amendment”) amends certain provisions of the Restated Certificate of Incorporation.

SECOND: The Board of Directors of the Corporation duly adopted resolutions approving the Amendment and declaring the Amendment to be advisable.

THIRD: Article I of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The name of the Corporation is ImageneBio, Inc.”

FOURTH: All other references to “Ikena Oncology, Inc.” in the Restated Certificate of Incorporation shall be replaced with “ImageneBio, Inc.”

FIFTH: This Amendment shall become effective at 11:00 a.m. Eastern Time on July 25, 2025.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of July 25, 2025.

IKENA CONCOLOGY, INC.

By:	/s/ Jotin Marango
Name:	Jotin Marango, M.D., Ph.D.
Title:	Corporate Secretary